Exhibit 97.1

COMPASS DIVERSIFIED HOLDINGS
and
COMPASS GROUP DIVERSIFIED HOLDINGS LLC

CLAWBACK POLICY

Introduction
The Board of Directors (the “Board”) of Compass Group Diversified Holdings LLC, a Delaware limited liability company (the “Company”), believes that it is in the best interests of the Company and its members, including Compass Diversified Holdings, a Delaware statutory trust (“Holdings” and together with the Company, “Compass Diversified”), and the beneficial owners of Holdings, to create and maintain a culture that emphasizes integrity and accountability. The Board has therefore adopted this policy which provides for the recoupment of certain executive compensation and other renumerations in the event of an accounting restatement resulting from material noncompliance with financial reporting requirements under the federal securities laws (the “Policy”). This Policy is designed to comply with Section 10D of the Securities Exchange Act of 1934 (the “Exchange Act”) and the applicable rules of the New York Stock Exchange (the “NYSE”), including Section 303A.14 of the NYSE Listed Company Manual, and amends and supersedes any previous policy of the Board with regard to recoupment of incentive compensation.
Administration
This Policy shall be administered by the Board or, if so designated by the Board, the compensation committee of the Board (the “Compensation Committee”), in which case references herein to the Board shall be deemed references to the Compensation Committee. Any determinations made by the Board shall be final and binding on all affected individuals.
Covered Executives
This Policy applies to the Company’s current and former executive officers, including any executive officer seconded to the Company pursuant to the Sixth Amended and Restated Management Service Agreement by and between the Company and Compass Group Management LLC (the “Manager”), dated as of September 30, 2014 and originally effective as of May 16, 2006 (as amended from time to time, the “MSA”), as determined by the Board in accordance with Section 10D of the Exchange Act and the listing standards of the NYSE, and such other senior executives who may from time to time be deemed subject to the Policy by the Board (“Covered Executives”).

Recoupment; Accounting Restatement
In the event Compass Diversified is required to prepare an accounting restatement of its financial statements due to Compass Diversified’s material noncompliance with any financial reporting requirement under the securities laws (including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements, or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period), the Board will require reasonably prompt reimbursement or forfeiture of any excess Incentive Compensation (as hereinafter defined) received by any Covered Executive during the three completed fiscal years immediately preceding the date on which Compass Diversified is required to prepare an accounting restatement.
Incentive Compensation
For purposes of this Policy, “Incentive Compensation” means any compensation that is granted, earned or vested based, wholly or in part, on the attainment of a financial reporting measure of the Company or Holdings, whether such item is paid by Holdings or the Company as compensation or other renumerations directly or through reimbursement to the Manager pursuant to the MSA; including:
•Annual bonuses and other short- and long-term cash incentives.
•Share options.
•Share appreciation rights.
•Restricted shares.
•Restricted share units.
•Performance shares.
•Performance units.
Financial reporting measures include:
•Holdings share price.
•Total shareholder return.
•Revenues or sales.
•Net income.
•Earnings before interest, taxes, depreciation, and amortization (“EBITDA”), or adjusted EBITDA.
•Funds from operations.
•Liquidity measures such as working capital or operating cash flow.
•Return measures such as return on invested capital or return on assets.
•Earnings measures such as earnings or adjusted earnings.

Excess Incentive Compensation: Amount Subject to Recovery
The amount to be recovered will be the excess of the Incentive Compensation paid to the Covered Executive based on the erroneous data over the Incentive Compensation that would have been paid to the Covered Executive had it been based on the restated results, as determined by the Board without regard to any taxes paid.
If the Board cannot determine the amount of excess Incentive Compensation received by the Covered Executive directly from the information in the accounting restatement, then it will make and document its determination based on a reasonable estimate of the effect of the accounting restatement.
Method of Recoupment
The Board will determine, in its sole discretion, the method for recouping Incentive Compensation hereunder which may include, without limitation:
(a) requiring reimbursement of cash Incentive Compensation previously paid;
(b) seeking recovery of any gain realized on the vesting, exercise, settlement, sale, transfer or other disposition of any equity-based awards;
(c) offsetting the recouped amount from any compensation or other renumerations otherwise owed by the Company or Holdings to the Covered Executive or the Manager;
(d) cancelling outstanding vested or unvested equity awards; and
(e) taking any other remedial and recovery action permitted by law, as determined by the Board.
No Indemnification
No Covered Executive shall be indemnified against the loss of any incorrectly awarded Incentive Compensation.
Interpretation
The Board is authorized to interpret and construe this Policy and to make all determinations necessary, appropriate or advisable for the administration of this Policy. It is intended that this Policy be interpreted in a manner that is consistent with the requirements of Section 10D of the Exchange Act and any applicable rules or standards adopted by the Securities and Exchange Commission (the “SEC”) or the NYSE.
Effective Date
This Policy shall be effective as of the date it is adopted by the Board (the “Effective Date”) and shall apply to Incentive Compensation that is approved, awarded or granted to Covered Executives on or after that date.
Amendment; Termination
The Board may amend this Policy from time to time in its discretion and shall amend this Policy as it deems necessary to reflect regulations adopted by the SEC under Section 10D of the Exchange Act and to comply with any rules or standards adopted by the NYSE. The Board may terminate this Policy at any time. Notwithstanding anything in this section to the contrary, no amendment or termination of this Policy shall be effective if such amendment or termination would (after taking into account any actions taken by the Compass Diversified contemporaneously with such amendment or termination) cause Compass Diversified to violate any federal securities laws, SEC rule or the rules of the NYSE.
Other Recoupment Rights
The Board intends that this Policy will be applied to the fullest extent of the law. The Board may require that any employment agreement, equity award agreement or similar agreement entered into on or after the Effective Date shall, as a condition to the grant of any benefit thereunder, require a Covered Executive to agree to abide by the terms of this Policy. Any right of recoupment under this Policy is in addition to, and not in lieu of, any other remedies or rights of recoupment that may be available to the Company or Holdings pursuant to the terms of any similar policy in any employment agreement, equity award agreement or similar agreement and any other legal remedies available to the Company or Holdings.
Impracticability
The Board shall recover any excess Incentive Compensation in accordance with this Policy unless such recovery would be impracticable, as determined by the Board in accordance with Rule 10D-1 of the Exchange Act and the listing standards of the NYSE.
Successors
This Policy shall be binding and enforceable against all Covered Executives and their beneficiaries, heirs, executors, administrators or other legal representatives.